Exhibit 7B
                  (Sutherland, Asbill & Brennan LLP Letterhead)




                                                      October 25, 1996


Board of Directors
Valley Forge Life Insurance Company
CNA Plaza
Chicago, IL  60685

Directors:

         We hereby consent to the reference to our name under the caption "Legal Matters" in the prospectus filed as part of the pre-effective amendment Number 3 to the Registration Statement on Form S-6 filed by Valley Forge Life Insurance Company and Valley Forge Life Insurance Company Variable Life Separate Account (Reg. File No. 333-01949) with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                           Very truly yours,

                                           Sutherland, Asbill & Brennan LLP


                                           By:      /S/ STEPHEN E. ROTH